Exhibit 10.7

NorthWestern Energy Company
125 S. Dakota Ave
Sioux Falls, SD 57104
Telephone: (605) 978-2908
Facsimile: (605) 978-2817 www.northwesternenergy.com

Natural Gas Distribution Delivery Agreement

1.                                       This Natural Gas Distribution Delivery Agreement (“Agreement”), for the distribution of natural gas, is made and entered into by and between NorthWestern Corporation, a Delaware Corporation, dba NorthWestern Energy, and Millennium Ethanol, LLC (“Customer”), a South Dakota limited liability company, this 16th day of February 2007. This Agreement shall become effective on the date Customer begins commercial operations (“Plant Start-Up Date”), which is assumed to be December 2007. This Agreement represents the entire agreement of the parties. This Agreement supercedes and fully replaces all previous agreements, including but not limited to, the Natural Gas Distribution Delivery Agreement between the Parties executed on the 30th day of May 2006.

2.                                       NWE agrees to arrange for the construction of pipeline facilities (the “Pipeline Extension”), with a distribution delivery pipeline of approximately 32 miles in length from an interconnection between Northern Natural Gas (“NNG”) and the Customer’s plant. All of such facilities to be constructed will remain the property of NWE and its affiliates, and, subject to the terms set forth herein, NWE and its affiliates shall have the right to serve other customers from said pipeline facilities constructed.

3.                                       Delivery Quantities: NWE shall make available the following capacity on the constructed pipeline for the benefit of Customer:

Maximum Daily Quantity*	13,200 MMBtu per day

Average Minimum Daily Quantity*	10,800 MMBtu per day

* NWE and Customer agree that the above stated volumes are estimates. Plant volumes may change from time to time and future expansion may occur prior to the end of this Agreement. NWE will maintain a maximum capacity of 13,200 MMBtu per day available at the Millennium Ethanol site for Customer’s use throughout the Term (as defined below) of this Agreement. NWE agrees to offer the same prices as stated in Section 4 below, so long as additional improvements to NWE facilities are not required to enable service or increase capacity under this Agreement. At the end of the Term, Customer shall have the Right-of-First-Refusal (ROFR) for the Maximum Daily Quantity of 13,200 MMBtu as defined above, at tariff rates or a negotiated rate. If a negotiated rate were agreed to the rate would need to be approved by the South Dakota PUC. NWE agrees to notify Customer of this ROFR provision not less than 12 months prior to the expiration of this Agreement. Customer shall have not less than 6-months to exercise this ROFR.

4.             Service: Firm Transportation Service on the Pipeline Extension up to the maximum daily quantity in Section 3.

a)              Distribution Delivery Service: NWE shall provide natural gas distribution service to Customer as follows:

Annual Volume	Rate	Service
First 3,900,000 MMBtu	$0.345 Per MMBtu	Firm
3,900,001 – 5,250,000 MMBtu	$0.20 Per MMBtu	Firm
Over 5,250,001 MMBtu	$0.11 Per MMBtu	Interruptible

b)             Balancing Service:    Customer will provide their own balancing service on both the Pipeline Extension and on NNG’s interstate pipeline transportation system. NWE agrees to enter into an end user allocation agreement between Customer, NWE and NNG for the purposes of accessing NNG’s balancing services.

5.                                       Customer agrees to transport a minimum of 39,000,000 MMBtu of natural gas under this Agreement (the “Minimum Total Obligation”) during the Term (as defined below), and to transport a minimum annual volume of 3,900,000 MMBtu of natural gas under this Agreement, calculated for each twelve-month period following the Plant Start-Up Date (the “Minimum Annual Obligation”). Once the Minimum Total Obligation is met, the Minimum Annual Obligation shall no longer exist under the Agreement.

a)              In the event that Customer fails to use such Minimum Total Obligation or Minimum Annual Obligation, or should this Agreement be terminated for any reason by Customer, other than for NWE’s refusal to perform its obligations, Customer shall not be relieved of its obligation to remit funds to cover its Minimum Total Obligation or its Minimum Annual Obligation during any year during the Term of this Agreement. In the event of Agreement termination by Customer NWE shall bill Customer, within 45 days after the effective date of such termination, a one-time charge for the entire outstanding balance of Customer’s Minimum Total Obligation, or

b)             In the event Customer fails to meet its Minimum Annual Obligation in any usage year during the Term of this Agreement, NWE shall bill Customer, within 45 days after the end of that usage year, a one-time charge for the remaining balance of the Minimum Annual Obligation at the rate provided per MMBtu in Section 4, in the event the Customer fails to pay the outstanding Minimum Annual Obligation by the terms in Section 8, NWE may draw any outstanding, due and payable portion of the Minimum Annual Obligation from the standby letter of credit, assurance bond, or credit insurance policy.

c)              At no time shall the total of all funds collected by NWE under this Section 5 exceed the then current outstanding balance due under the Minimum Total Obligation. In addition, any Minimum Annual Obligation deficiency which is charged and paid, shall be counted toward the Minimum Total Obligation Additional gas usage by the utility for other connected customers through the Marion interconnect not resulting from additional utility capital improvements that provide additional capacity on to the original pipeline, will be credited as volume transported under this contract towards the Minimum Total Obligation and Minimum Annual Obligation.

d)             In the event the Minimum Annual Obligation is exceeded in any year, Customer shall have the option to bank that portion of actual volume in excess of the Minimum Annual Obligation and apply such banked amount to future years when and if the Minimum Annual Obligation volumes are not met. Similarly, actual volumes taken in excess of the Minimum Annual Obligation in a given year can be applied to past years when the Minimum Annual Obligation volume was not met. When excess volumes are applied to past years, NWE will provide a credit equal to the excess volume times the deficiency rate.

6.                                       Customer will obtain an irrevocable standby letter of credit, assurance bond, or credit insurance policy, satisfactory to NWE each year for a period of up to 10 years. Customer shall obtain a letter of Credit that expressly provides NWE the ability to draw upon it as described in Sections 5 and 6. The irrevocable standby letter of credit, assurance bond, or credit insurance policy must be in an amount that is sufficient to cover the initial estimated $ 5,500,000 construction of the pipeline declining each year as follows.

a)              It is the intent that the need for a letter of credit, assurance bond or credit insurance policy will be reviewed annually.

b)             Each year the minimum usage requirements of this contract are met the amount required for a letter of credit, assurance bond or credit insurance will decline as if the initial estimated construction costs ($ 5,500,000) was amortized straight-line over a 10-year period.  If the minimum requirements of this contract are exceeded the amount in excess will be credited to the principal balance for the purposes of calculating the amount of the required letter of credit, assurance bond or credit insurance.

c)              In the event NWE does not receive written confirmation of the annual renewal of the required standby letter of credit, assurance bond, or credit insurance in an amount and form consistent with the initial credit support document issued pursuant to this section of the agreement 45 (forty-five) days prior to the expiration of said standby letter of credit, assurance bond, or credit insurance, NWE may draw the entire Minimum Total Obligation outstanding against the standby letter of credit, assurance bond, or credit insurance. For further clarification, it is the Customer’s obligation to have issued each year a standby letter of credit, assurance bond, or credit insurance policy in an amount sufficient to cover the remaining Minimum Total Obligation as defined in this section, and to deliver a new standby letter of credit, assurance bond, or credit insurance policy to NWE 45 (forty-five) days prior to expiration. In the event Customer fails to make such delivery to NWE, NWE may draw the entire remaining Minimum Total Obligation from the standby letter of credit, assurance bond, or credit insurance policy.

7.                                       Term: 10 years, commencing with the Plant Start-Up Date.

8.                                       Billing and Payment: NWE shall use reasonable efforts to render invoices on or before the 10th day of each month for all gas delivery commodity and monthly customer charges applicable to gas deliveries to the Customer in the preceding month. Customer shall pay NWE on or before the 25th day of each month for all charges reflected on the invoice rendered by NWE in the current month, and for any Minimum Obligation or Minimum Annual Obligation due under Section 6. Payments received after the 25th will be assessed a 1% carrying charge.

9.                                       Condition Precedent: The Parties expressly agree and acknowledge that rates, whether provided for by tariff or negotiated contract, under this Agreement are subject to the approval of the South Dakota PUC. The Parties shall work in good faith and undertake all necessary action to obtain any necessary regulatory approval of the rates set forth herein, whether provided for by tariff or negotiated contract. In the event approval of the rates is not granted by the South Dakota PUC, the parties shall re-negotiate in good faith to come to an agreement that can obtain regulatory approval.

10.                                 Governing Law: This Agreement shall be governed by and interpreted under the laws of the State of South Dakota.

Millennium Ethanol, LLC		NorthWestern Corporation,
dba NorthWestern Energy

By	/s/ Steve Domm	By	/s/ Michael J. Hanson

Title	CEO	Title	CEO

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Agreement is made as of March 6, 2007 by NorthWestern Services Corporation, a South Dakota Corporation (“NSC”) and North Western Corporation, dba Northwestern Energy, a Delaware corporation (“Assignee”).

Whereas, NSC and Millennium Ethanol, LLC, a South Dakota Limited Liability Company (“Millennium”), are parties to a Natural Gas Delivery Distribution Agreement (“Agreement”) dated May 30, 2006;

Whereas, NSC desires to assign all of its interest, obligations, and all other rights and privileges under the Agreement to Assignee;

Whereas, Assignee is willing to accept the assignment and assume all of the obligations of NSC under the Agreement;

Now, therefore, in consideration of the foregoing and the mutual covenants set forth herein, NSC hereby assigns to Assignee, and Assignee hereby assumes, all of the right, title, interest, privileges and obligations of NSC in and under the Agreement, and Assignee agrees to perform all of said obligations under the Agreement as and when required thereunder.

Signed this 6th day of March, 2007.
NorthWestern Corporation,
dba NorthWestern Energy		NorthWestern Services Corporation

By:	/s/ Michael J. Hanson	By:	/s/ [ILLEGIBLE]

Its:	CEO	Its:	VP Operations

Millennium hereby consents to the foregoing assignment of the Agreement from NSC to Assignee.

Millennium Ethanol, LLC

By:	/s/ Steve Domm

Its:	CEO